Exhibit 99.1

Fluor Corporation	Keith Stephens / Brian Mershon
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7624 / 469.398.7621 tel

469.398.7000 main tel	Ken Lockwood / Jason Landkamer
469.398.7255 main fax	Investor Relations
469.398.7220 / 469.398.7222 tel

News Release

FLUOR POSTS RECORD PERFORMANCE FOR 2008

•                  4TH QUARTER EPS $1.04; FULL YEAR 2008 EPS $3.93

•                  4TH QUARTER NEW AWARDS $4.2 BILLION; FULL YEAR 2008 $25.1 BILLION

IRVING, TEXAS – February 25, 2009 – Fluor Corporation (NYSE: FLR) today announced record financial results for its fiscal year ended December 31, 2008.  Net earnings for 2008 rose 35 percent to a record $720 million, or $3.93 per diluted share, compared with $533 million, or $2.93 per diluted share in 2007.  Consolidated operating profit for the year was $1.3 billion, up 61 percent from $802 million a year ago.  Full year results reflect very strong profit growth in all business segments, driven by a 34 percent increase in revenue and higher operating margins which improved from 4.8 percent to 5.8 percent in 2008.  Full year net earnings also benefited from a lower tax rate.  Revenue rose to a record $22.3 billion, up from $16.7 billion in 2007.

Full year new awards were a company record $25.1 billion, up from $22.6 billion a year ago, driven by increases in Oil & Gas and Industrial & Infrastructure.  Year-end backlog was $33.2 billion, up 10 percent over the prior year.  Backlog was down sequentially from the high mark of $36.5 billion at the end of the third quarter, due to several factors including an increase in the fourth quarter revenue burn rate, the impact of currency exchange on international project values, and the timing of certain new awards which closed earlier than expected, contributing to record bookings in the third quarter.

“2008 was without a doubt the strongest year in the company’s history, with record-setting revenue, earnings and new awards,” said Chairman and Chief Executive Officer Alan Boeckmann.  “While the economic environment is creating uncertainty in a number of our markets, many of our key clients continue to invest in strategic long-term programs where Fluor excels.  We remain optimistic that our substantial backlog and diversified business model will allow Fluor to deliver solid results in 2009.”

Corporate G&A expense for the year increased to $229 million, from $194 million a year ago, mainly driven by an increase in compensation-related expenses and a $16 million provision for the impact of the company’s decision to relocate its engineering operations in the United Kingdom.  Fluor’s cash and marketable securities were $2.1 billion at year-end versus $1.7 billion a year ago, and compared with $2.2 billion at the end of the third quarter.

Outlook

The global economic environment, including declining demand for commodities and tight credit markets, continues to create a level of uncertainty in many of Fluor’s markets.  While the company sees evidence of a slowdown in certain new capital investment programs, the impact to Fluor’s backlog has been relatively minor.  Based on a review of Fluor’s sizable backlog, a relatively robust prospect list and actions to improve overhead leverage, the company is maintaining EPS guidance at the previously issued range of $3.90 to $4.20 per share.

Business Segments

Fluor’s Oil & Gas segment reported operating profit of $724 million, which is a 67 percent increase from 2007.  Revenue increased 55 percent to $12.9 billion, an increase of $4.6 billion over 2007.  New awards for the segment totaled $15.1 billion, a 12 percent increase over last year, driven mainly by sizable downstream refining awards in the United States.  Ending backlog rose to $21.4 billion, a 15 percent increase from $18.5 billion a year ago.

Fluor’s Industrial & Infrastructure segment reported operating profit of $208 million, a substantial increase from $101 million in 2007.  Results in 2008 included a pre-tax gain of $79 million from the sale of its joint venture interest in the Greater Gabbard Offshore Wind Farm project.  Improved operating results in 2008 also reflect increased contributions from mining projects.  Revenue of $3.5 billion was modestly higher than last year, reflecting higher contributions from the mining and manufacturing and life sciences business lines.  New awards totaled $5.0 billion, up 50 percent from $3.4 billion last year.  Year-end backlog rose to $6.7 billion, an 11 percent increase over 2007.

The Government segment posted operating profit of $52 million, up 78 percent from a year ago.  Improved operating results reflect strong performance on current contracts, as well as improvements resulting from the shift away from fixed price contracts where the segment incurred charges in 2007.  Revenue was flat with the prior year at $1.3 billion.  New awards totaled $1.4 billion for the year, including the Savannah River contract and task orders under the LOGCAP IV contract, which brought backlog at year-end to $804 million.

Operating profit for the Global Services segment grew by 14 percent in 2008 to $229 million, and revenue rose 9 percent to $2.7 billion.  Improved results were mainly driven by increased performance from the equipment services business line.  Full year new awards of $2.1 billion were on par with orders received for operations and maintenance activities in 2007, bringing year-end backlog to $2.6 billion.

Fluor’s Power segment reported operating profit of $75 million, up 98 percent from $38 million in 2007.   Revenue rose by 64 percent to $1.9 billion, reflecting significant progress on the Oak Grove coal-fired generation project and on multiple plant betterment projects.   New awards in 2008 totaled $1.3 billion, including contracts for new gas-fired generation and flue gas desulfurization units.  Power segment backlog was $1.8 billion at year-end, down from $2.4 billion at the end of 2007 due to progress on the Oak Grove project.

Fourth Quarter Results

Net earnings for the fourth quarter were $190 million, or $1.04 per diluted share, compared with $259 million, or $1.41 per diluted share in 2007.  The fourth quarter of 2008 benefited from a low tax rate, including a $12 million reduction for the capital loss resulting from the sale of the existing office facilities in the United Kingdom.  The fourth quarter of 2007 included $123 million, or 68 cents per diluted share, from the final settlement of an Internal Revenue Service income tax audit for certain prior years.  Operating profit for the fourth quarter of 2008 increased 30 percent to $323 million, up from $248 million a year ago.  Increased fourth quarter operating results were primarily due to growth in the Oil & Gas segment.  Corporate G&A expenses in the quarter were $32 million higher than a year ago, driven mainly by higher compensation-related expenses and a $16 million provision for the impact of the company’s decision to relocate its engineering operations in the United Kingdom.  Revenue for the quarter rose 29 percent to $6.1 billion, compared with $4.7 billion a year ago, reflecting increases in the Oil & Gas, Power and Government segments.  Fourth quarter new awards of $4.2 billion were 34 percent lower than the same quarter in 2007, reflecting lower bookings in Oil & Gas and Industrial & Infrastructure.

Stock Split

All share and per share amounts are adjusted for the July 16, 2008 stock split.

Fourth Quarter and Year-End Conference Call

Fluor will host a conference call at 5:30 p.m. Eastern Standard Time on Wednesday, February 25, which will be webcast live on the internet and can be accessed by logging onto http://investor.fluor.com.  A supplemental slide presentation will be available shortly before the call begins.  The webcast and presentation will be archived for 30 days following the call.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) designs, builds and maintains many of the world’s most challenging and complex projects.  Through its global network of offices on six continents, the company provides comprehensive capabilities and world-class expertise in the fields of engineering, procurement, construction, commissioning, operations, maintenance and project management.  Headquartered in Irving, Texas, Fluor is a FORTUNE 200 company and had revenues of $22.3 billion in 2008.  For more information visit www.fluor.com.

Forward-Looking Statements: This release contains forward-looking statements, including, without limitation, statements relating to future backlog, revenue and earnings, expected performance of the Company’s business and the outlook of the markets which the Company serves. The forward-looking statements are based on current management expectations and involve risks and uncertainties. Actual results may differ materially as a result of a number of factors, including, among other things: failure to achieve projected backlog, revenue and/or earnings levels; customer cancellations of, scope adjustments to or deferrals of existing contracts; the effects of the current worldwide financial crisis on us, our suppliers and subcontractors; the cyclical nature of many of the markets the Company serves, which may be impacted by the current economic downturn and commodity price decreases; delays or defaults in client payments; the Company’s failure to receive anticipated new contract awards; decreased capital investment or expenditures, or a failure to make anticipated increased capital investment or expenditures, by the Company’s clients; increased costs, especially on projects governed by fixed price contracts; the Company’s ability to  access capital markets; difficulties or delays incurred in the execution of contracts, including performance issues caused in whole or in part by our joint venture or teaming partners, resulting in cost overruns or liabilities; the ability of the government to unilaterally terminate the Company’s contracts; failure to meet timely completion or performance standards that could result in higher costs, reduced profits or, in some cases, losses on projects; failure to obtain favorable results in existing or future litigation or dispute resolution proceedings; foreign economic and political uncertainties; the potential impact of certain tax matters including, but not limited to, those from foreign operations and any audits by tax authorities; the Company’s ability to hire and retain qualified personnel; and the timely and successful implementation of strategic initiatives. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A. Risk Factors” in the Company’s Form 10-K filed on February 25, 2009. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (469) 398-7220. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION

CONSOLIDATED FINANCIAL RESULTS

(in millions, except per share amounts)

Unaudited

CONSOLIDATED OPERATING RESULTS

THREE MONTHS ENDED DECEMBER 31	2008	2007
Revenue	$6,071.5	$4,712.5
Cost and Expenses:
Cost of Revenue	5,748.4	4,464.2
Corporate G&A	83.4	51.8
Net Interest Income	(12.1)	(17.5)
Total Cost and Expenses	5,819.7	4,498.5
Earnings before Income Taxes	251.8	214.0
Income Tax Expense (Benefit)	61.7	(45.5)
Net Earnings	$190.1	$259.5
Basic Earnings per Share
Net Earnings	$1.05	$1.48
Weighted Average Shares	180.4	175.0
Diluted Earnings per Share
Net Earnings	$1.04	$1.41
Weighted Average Shares	183.1	183.5
New Awards	$4,154.3	$6,315.4
Backlog	$33,245.3	$30,170.8
Work Performed	$5,910.5	$4,587.1

YEAR ENDED DECEMBER 31	2008	2007
Revenue	$22,325.9	$16,691.0
Cost and Expenses:
Cost of Revenue	21,116.2	15,888.5
Gain on sale of joint venture interest	(79.2)	—
Corporate G&A	229.2	193.9
Net Interest Income	(54.7)	(40.5)
Total Cost and Expenses	21,211.5	16,041.9
Earnings before Income Taxes	1,114.4	649.1
Income Tax Expense	393.9	115.8
Net Earnings	$720.5	$533.3
Basic Earnings per Share
Net Earnings	$4.06	$3.06
Weighted Average Shares	177.6	174.5
Diluted Earnings per Share
Net Earnings	$3.93	$2.93
Weighted Average Shares	183.5	182.2
New Awards	$25,057.8	$22,590.1
Backlog	$33,245.3	$30,170.8
Work Performed	$21,624.7	$16,264.0

FLUOR CORPORATION

Unaudited

BUSINESS SEGMENT FINANCIAL REVIEW

($ in millions)

THREE MONTHS ENDED DECEMBER 31	2008	2007
Revenue
Oil & Gas	$3,697.9	$2,369.5
Industrial & Infrastructure	883.1	999.0
Government	371.1	300.5
Global Services	680.6	685.6
Power	438.8	357.9
Total Revenue	$6,071.5	$4,712.5

Operating Profit Margin $ and %	$	%	$	%
Oil & Gas	$211.7	5.7	$132.5	5.6
Industrial & Infrastructure	29.5	3.3	30.5	3.1
Government	15.7	4.2	5.7	1.9
Global Services	60.7	8.9	58.8	8.6
Power	5.5	1.3	20.8	5.8
Total Operating Profit Margin $ and %	$323.1	5.3	$248.3	5.3

YEAR ENDED DECEMBER 31	2008	2007
Revenue
Oil & Gas	$12,946.3	$8,369.9
Industrial & Infrastructure	3,470.3	3,385.0
Government	1,319.9	1,308.2
Global Services	2,675.8	2,460.0
Power	1,913.6	1,167.9
Total Revenue	$22,325.9	$16,691.0

Operating Profit Margin $ and %	$	%	$	%
Oil & Gas	$723.8	5.6	$432.7	5.2
Industrial & Infrastructure	208.2	6.0	101.0	3.0
Government	52.2	4.0	29.3	2.2
Global Services	229.3	8.6	201.4	8.2
Power	75.4	3.9	38.0	3.3
Total Operating Profit Margin $ and %	$1,288.9	5.8	$802.4	4.8

FLUOR CORPORATION

Unaudited

SELECTED BALANCE SHEET ITEMS

($ in millions, except per share amounts)

AS OF DECEMBER 31	2008	2007
Cash and Marketable Securities	$2,107.9	$1,714.4
Total Current Assets	4,668.7	4,059.5
Total Assets	6,423.7	5,796.2
Total Short-Term Debt	133.6	307.2
Total Current Liabilities	3,162.6	2,860.1
Long-term Debt	17.7	17.7
Shareholders’ Equity	2,671.1	2,274.5

Total Debt to Capitalization %	5.4%	12.5%
Shareholders’ Equity Per Share	$14.71	$12.82

SELECTED CASH FLOW ITEMS

($ in millions)

YEAR ENDED DECEMBER 31	2008	2007

Cash Provided by Operating Activities	$951.1	$905.0

Investing Activities
Capital Expenditures	(299.6)	(284.2)
Net maturities (purchases) of Marketable Securities	211.2	(539.2)
Proceeds from Sale of Joint Venture Interest	79.2	—
Other Items	31.7	30.0
Cash Provided (Utilized) by Investing Activities	22.5	(793.4)

Financing Activities
Repayment of Convertible Debt	(173.6)	(22.8)
Cash Dividends	(89.9)	(70.4)
Other Items	33.9	126.9
Cash (Utilized) Provided by Financing Activities	(229.6)	33.7

Effect of Exchange Rate Changes on Cash	(84.8)	53.8

Increase in Cash and Cash Equivalents	$659.2	$199.1

Depreciation	$161.6	$144.9

FLUOR CORPORATION

Supplemental Fact Sheet

Unaudited

NEW AWARDS

($ in millions)

THREE MONTHS ENDED DECEMBER 31	2008		2007		% Chg

Oil & Gas	$2,742	66%	$4,176	66%	(34)%
Industrial & Infrastructure	93	2%	1,456	23%	(94)%
Government	271	7%	207	3%	31%
Global Services	431	10%	370	6%	16%
Power	617	15%	106	2%	NM

TOTAL NEW AWARDS	$4,154	100%	$6,315	100%	(34)%

YEAR ENDED DECEMBER 31	2008		2007		% Chg

Oil & Gas	$15,147	60%	$13,540	60%	12%
Industrial & Infrastructure	5,046	20%	3,364	15%	50%
Government	1,380	6%	1,223	5%	13%
Global Services	2,146	9%	2,237	10%	(4)%
Power	1,339	5%	2,226	10%	(40)%

TOTAL NEW AWARDS	$25,058	100%	$22,590	100%	11%

BACKLOG TRENDS

($ in millions)

AS OF DECEMBER 31	2008		2007		% Chg

Oil & Gas	$21,368	64%	$18,517	61%	15%
Industrial & Infrastructure	6,691	20%	6,053	20%	11%
Government	804	3%	740	3%	9%
Global Services	2,606	8%	2,481	8%	5%
Power	1,776	5%	2,380	8%	(25)%

TOTAL BACKLOG	$33,245	100%	$30,171	100%	10%

United States	$16,767	50%	$13,326	44%	26%
The Americas	2,319	7%	1,855	6%	25%
Europe, Africa and the Middle East	12,478	38%	12,894	43%	(3)%
Asia Pacific	1,681	5%	2,096	7%	(20)%

TOTAL BACKLOG	$33,245	100%	$30,171	100%	10%

NM = Not meaningful